HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/28/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	9,523
Total Outstanding Loan Balance	$1,575,084,318*	Min	Max
Average Loan Current Balance	$165,398	$4,582	$945,142
Weighted Average Original LTV	79.3%**
Weighted Average Coupon	7.85%	4.99%	13.84%
Arm Weighted Average Coupon	7.70%
Fixed Weighted Average Coupon	8.57%
Weighted Average Margin	5.70%	1.00%	10.65%
Weighted Average FICO (Non-Zero)	623
Weighted Average Age (Months)	4
% First Liens	95.6%
% Second Liens	4.4%
% Arms	82.9%
% Fixed	17.1%
% of Loans with Mortgage Insurance	1.1%

*

Total collateral will be approximately [$1,600,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

						%
	%	%	Avg	Avg	Avg	Full	%
Interest Only Loans	5yr IO	2yr IO	FICO	LTV*	DTI	Doc	Purchase
Y	99.6	0.4	650	80.5	42.6	71.9	50.8
Total:	99.6	0.4	650	80.5	42.6	71.9	50.8

	%	%								%	%
	Full	Stated	%	%	%	%		Avg	Original	Interest	Silent
FICO & Documentation	Doc	Stated	Other Doc	All Docs	Purchase	CashOut	WAC	Balance	LTV*	Only	Second
Unavailable	0.1	0.0	0.0	0.1	0.0	0.0	10.11	101,375	80.4	0.0	0.0
451 - 500	0.1	0.0	0.0	0.2	0.0	0.1	9.42	119,542	69.7	0.0	0.0
501 - 550	7.4	1.9	1.2	10.5	1.3	8.6	8.71	154,360	72.0	0.0	0.4
551 - 600	18.7	3.3	2.6	24.6	6.6	16.6	8.17	148,841	78.8	2.2	4.1
601 - 650	24.0	6.2	5.0	35.2	14.0	18.8	7.72	163,043	80.5	9.1	12.5
651 - 700	12.9	3.6	4.5	21.0	10.1	9.7	7.47	185,437	81.8	7.0	9.7
701 - 750	3.5	1.0	1.6	6.2	3.6	2.2	7.24	199,228	79.8	1.8	3.1
751 - 800	1.0	0.6	0.7	2.3	1.4	0.8	7.34	242,698	78.8	0.6	1.0
801 - 850	0.1	0.0	0.0	0.1	0.1	0.1	6.92	226,392	69.9	0.0	0.1
Total:	67.9	16.7	15.4	100.0	37.2	56.8	7.85	165,398	79.4	20.8	30.9

															%	%	%	%
	%	%	%	%	%	%	%	%	%	%	%	Avg			Reduced	Stated	Interest	Silent
Original LTV* and FICO	Unavailable	<=450	451-500	501-550	551-600	601-650	651-700	701-750	751-800	801-850	Total	Balance	WAC	Margin	Doc	Stated	Only	Second
0.001 - 10.000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	52,293	7.11	5.50	0.0	0.0	0.0	0.0
10.001 - 20.000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	53,802	9.06	7.10	0.0	0.0	0.0	0.0
20.001 - 30.000	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.3	114,587	7.95	5.97	0.0	0.1	0.0	0.0
30.001 - 40.000	0.0	0.0	0.0	0.2	0.2	0.2	0.1	0.0	0.0	0.0	0.7	127,377	7.50	5.62	0.1	0.1	0.0	0.0
40.001 - 50.000	0.0	0.0	0.0	0.4	0.6	0.6	0.1	0.1	0.0	0.0	1.8	154,497	7.60	5.76	0.1	0.4	0.2	0.1
50.001 - 60.000	0.0	0.0	0.0	1.1	1.1	1.1	0.5	0.2	0.1	0.0	4.2	181,682	7.43	5.55	0.3	1.0	0.3	0.1
60.001 - 70.000	0.0	0.0	0.1	2.4	3.0	2.9	1.1	0.5	0.2	0.0	10.2	187,293	7.44	5.67	0.9	2.2	0.8	0.8
70.001 - 80.000	0.0	0.0	0.1	4.3	9.8	18.4	11.7	3.8	1.3	0.1	49.3	202,568	7.55	5.64	8.7	9.4	14.0	27.6
80.001 - 90.000	0.0	0.0	0.0	2.0	7.8	7.8	4.7	0.9	0.5	0.0	23.8	183,407	8.07	5.84	4.5	2.7	4.6	2.2
90.001 - 100.000	0.0	0.0	0.0	0.0	1.9	4.1	2.7	0.6	0.1	0.0	9.6	72,196	9.49	5.71	0.8	0.8	0.9	0.0
Total:	0.0	0.0	0.2	10.5	24.6	35.2	21.0	6.2	2.3	0.1	100.0	165,398	7.85	5.70	15.4	16.7	20.8	30.9

															%	%	%	%
	%	%	%	%	%	%	%	%	%	%	%	Original			Reduced	Stated	Interest	Silent
Balance and FICO	Unavailable	<=450	451-500	501-550	551-600	601-650	651-700	701-750	751-800	801-850	Total	LTV*	WAC	Margin	Doc	Stated	Only	Second
1. - 50,000.	0.0	0.0	0.0	0.2	0.8	1.2	0.6	0.1	0.0	0.0	3.0	92.0	10.55	6.39	0.2	0.1	0.0	0.1
50,001. - 100,000.	0.0	0.0	0.0	1.4	3.0	3.2	1.5	0.5	0.1	0.0	9.6	82.1	8.99	6.32	1.1	1.0	0.3	2.3
100,001. - 150,000.	0.0	0.0	0.1	2.0	4.2	4.7	2.4	0.6	0.2	0.0	14.1	78.9	8.18	5.97	1.8	1.9	1.4	4.4
150,001. - 200,000.	0.0	0.0	0.0	2.2	4.4	5.3	2.8	0.6	0.2	0.0	15.5	77.4	7.77	5.76	1.7	2.4	2.3	4.3
200,001. - 250,000.	0.0	0.0	0.0	1.5	3.3	4.8	2.4	0.6	0.2	0.0	12.8	77.7	7.66	5.66	2.0	2.5	2.5	3.8
250,001. - 300,000.	0.0	0.0	0.0	1.0	2.6	3.6	2.1	0.8	0.3	0.0	10.3	78.0	7.63	5.59	1.7	2.3	2.3	3.2
300,001. - 350,000.	0.0	0.0	0.0	0.8	1.8	3.2	1.9	0.6	0.1	0.0	8.4	78.8	7.48	5.67	1.3	1.8	2.3	2.9
350,001. - 400,000.	0.0	0.0	0.0	0.5	1.4	2.6	1.6	0.5	0.3	0.0	6.9	79.0	7.46	5.55	1.2	1.4	2.2	2.6
400,001. - 450,000.	0.0	0.0	0.0	0.3	1.0	1.8	1.4	0.4	0.2	0.0	5.2	80.2	7.40	5.52	0.8	1.1	1.9	1.9
450,001. - 500,000.	0.0	0.0	0.0	0.2	0.5	1.6	1.3	0.6	0.2	0.0	4.5	80.8	7.29	5.55	1.1	0.9	1.9	2.0
500,001. - 550,000.	0.0	0.0	0.0	0.1	0.4	0.9	0.8	0.1	0.2	0.0	2.6	81.0	7.39	5.40	0.6	0.5	0.8	1.0
550,001. - 600,000.	0.0	0.0	0.0	0.1	0.4	0.7	0.7	0.2	0.0	0.0	2.2	80.7	7.05	5.47	0.7	0.3	1.1	1.0
600,001. - 650,000.	0.0	0.0	0.0	0.0	0.3	0.7	0.4	0.0	0.2	0.0	1.6	81.6	7.07	5.17	0.2	0.3	0.7	0.2
650,001. - 700,000.	0.0	0.0	0.0	0.0	0.1	0.3	0.3	0.2	0.0	0.0	1.0	76.4	6.92	5.08	0.3	0.0	0.5	0.4
700,001. - 750,000.	0.0	0.0	0.0	0.1	0.4	0.3	0.4	0.1	0.1	0.0	1.3	80.1	6.89	5.32	0.6	0.1	0.4	0.5
750,001. >=	0.0	0.0	0.0	0.0	0.0	0.3	0.3	0.2	0.1	0.0	0.9	74.9	6.43	4.30	0.0	0.1	0.3	0.2
Total:	0.0	0.0	0.2	10.5	24.6	35.2	21.0	6.2	2.3	0.1	100.0	79.4	7.85	5.70	15.4	16.7	20.8	30.9
																%	%	%	%
	%	%	%	%	%	%	%	%	%	%	%	Original			Avg	Reduced	Stated	Interest	Silent
Current Rate and FICO	Unavailable	<=450	451-500	501-550	551-600	601-650	651-700	701-750	751-800	801-850	Total	LTV*	WAC	Margin	Balance	Doc	Stated	Only	Second
4.51 - 5.00	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	79.3	4.99	4.99	271,166	0.0	0.0	0.0	0.0
5.01 - 5.50	0.0	0.0	0.0	0.0	0.1	0.2	0.4	0.1	0.0	0.0	0.9	73.6	5.41	4.71	279,870	0.1	0.0	0.3	0.3
5.51 - 6.00	0.0	0.0	0.0	0.0	0.5	2.0	1.8	1.0	0.2	0.0	5.6	74.3	5.85	4.64	285,667	0.4	0.1	2.4	2.3
6.01 - 6.50	0.0	0.0	0.0	0.2	1.5	3.2	3.0	0.9	0.5	0.1	9.5	75.2	6.34	4.94	259,414	1.4	0.4	3.3	3.4
6.51 - 7.00	0.0	0.0	0.0	0.7	3.7	6.7	3.9	1.2	0.3	0.0	16.5	77.0	6.82	5.18	235,737	2.2	1.2	4.8	5.3
7.01 - 7.50	0.0	0.0	0.0	0.6	3.3	6.3	3.3	0.8	0.3	0.0	14.7	79.3	7.30	5.44	212,185	2.5	1.4	3.8	5.4
7.51 - 8.00	0.0	0.0	0.0	1.7	3.1	4.7	2.9	0.9	0.4	0.0	13.8	78.3	7.79	5.87	192,217	2.9	3.0	2.6	5.4
8.01 - 8.50	0.0	0.0	0.0	1.5	3.6	4.3	1.8	0.3	0.1	0.0	11.7	80.7	8.30	6.05	172,357	2.1	2.7	1.8	4.0
8.51 - 9.00	0.0	0.0	0.1	1.7	3.0	3.1	1.7	0.3	0.2	0.0	10.1	80.6	8.78	6.37	153,644	1.8	3.0	1.0	2.8
9.01 - 9.50	0.0	0.0	0.0	1.4	1.9	1.4	0.7	0.2	0.0	0.0	5.7	80.5	9.28	6.58	135,638	0.9	1.9	0.5	1.1
9.51 - 10.00	0.0	0.0	0.0	1.3	1.7	1.1	0.7	0.2	0.1	0.0	5.1	83.9	9.79	6.88	102,884	0.7	1.5	0.3	0.6
10.01 - 10.50	0.0	0.0	0.0	0.6	0.6	0.5	0.4	0.1	0.0	0.0	2.2	85.4	10.29	6.63	79,228	0.2	0.7	0.1	0.2
10.51 - 11.00	0.0	0.0	0.0	0.4	0.4	0.6	0.2	0.0	0.0	0.0	1.6	89.7	10.82	6.45	64,004	0.1	0.3	0.0	0.1
11.01 - 11.50	0.0	0.0	0.0	0.1	0.2	0.5	0.0	0.0	0.0	0.0	0.9	90.3	11.36	6.56	54,850	0.1	0.1	0.0	0.0
11.51 >=	0.0	0.0	0.0	0.1	0.8	0.5	0.2	0.1	0.0	0.0	1.8	95.6	12.13	7.49	42,969	0.2	0.3	0.0	0.0
Total:	0.0	0.0	0.2	10.5	24.6	35.2	21.0	6.2	2.3	0.1	100.0	79.4	7.85	5.70	165,398	15.4	16.7	20.8	30.9

								LTV* >		Avg		Avg	Reduced	Stated	Interest	Silent
Mortgage Rates & LTV*	LTV* <= 40	40.01-50	50.01-60	60.01-70	70.01-80	80.01-90	90.01-100	100.0	Total	FICO	Margin	Balance	Doc	Stated	Only	Second
4.501 - 5.000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	668	4.99	271,166	0.0	0.0	0.0	0.0
5.001 - 5.500	0.0	0.0	0.1	0.2	0.6	0.0	0.0	0.0	0.9	654	4.71	279,870	0.1	0.0	0.3	0.3
5.501 - 6.000	0.1	0.1	0.4	0.9	3.3	0.7	0.0	0.0	5.6	658	4.64	285,667	0.4	0.1	2.4	2.3
6.001 - 6.500	0.1	0.2	0.6	1.6	5.3	1.5	0.2	0.0	9.5	651	4.94	259,414	1.4	0.4	3.3	3.4
6.501 - 7.000	0.2	0.4	0.9	2.0	9.2	3.3	0.6	0.0	16.5	632	5.18	235,737	2.2	1.2	4.8	5.3
7.001 - 7.500	0.2	0.2	0.5	1.2	8.1	3.7	0.9	0.0	14.7	630	5.44	212,185	2.5	1.4	3.8	5.4
7.501 - 8.000	0.1	0.3	0.6	1.4	7.5	3.2	0.7	0.0	13.8	624	5.87	192,217	2.9	3.0	2.6	5.4
8.001 - 8.500	0.1	0.2	0.3	0.9	5.9	3.4	1.0	0.0	11.7	610	6.05	172,357	2.1	2.7	1.8	4.0
8.501 - 9.000	0.1	0.2	0.3	0.9	4.6	3.2	0.8	0.0	10.1	607	6.37	153,644	1.8	3.0	1.0	2.8
9.001 - 9.500	0.1	0.1	0.3	0.6	2.1	2.0	0.6	0.0	5.7	595	6.58	135,638	0.9	1.9	0.5	1.1
9.501 - 10.000	0.0	0.1	0.1	0.3	1.7	1.5	1.3	0.0	5.1	593	6.88	102,884	0.7	1.5	0.3	0.6
10.001 - 10.500	0.0	0.0	0.1	0.1	0.5	0.6	0.8	0.0	2.2	597	6.63	79,228	0.2	0.7	0.1	0.2
10.501 - 11.000	0.0	0.0	0.0	0.1	0.3	0.3	0.8	0.0	1.6	593	6.45	64,004	0.1	0.3	0.0	0.1
11.001 - 11.500	0.0	0.0	0.0	0.0	0.1	0.2	0.5	0.0	0.9	590	6.56	54,850	0.1	0.1	0.0	0.0
11.501 >=	0.0	0.0	0.0	0.0	0.1	0.2	1.4	0.0	1.8	608	7.49	42,969	0.2	0.3	0.0	0.0
Total:	1.0	1.8	4.2	10.2	49.3	23.8	9.6	0.0	100.0	623	5.70	165,398	15.4	16.7	20.8	30.9